Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CROWN CASTLE REIT INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Title 8, Chapter 1 of the Delaware Code and acts amendatory thereof and supplemental thereto, and known, as identified, and referred to as the “DGCL”), hereby certifies that:

FIRST: The name of the corporation is Crown Castle REIT Inc. (hereinafter called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

FOURTH: The election of directors need not be by written ballot unless the bylaws of the Corporation (“Bylaws”) shall so provide.

FIFTH: The total number of shares of stock which the Corporation shall have the authority to issue is five thousand (5,000) shares of Common Stock, par value $0.01 per share.

SIXTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
E. Blake Hawk	1220 Augusta Drive, Suite 600
Houston, Texas 77057

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

SEVENTH: The name and mailing address of the initial directors (each, a “Director”), who shall serve until the first annual meeting of the stockholders (“Stockholders”) or until their successors are elected and qualified are as follows (collectively, “Board of Directors”):

Name	Mailing Address
J. Landis Martin	1220 Augusta Drive, Suite 600
Houston, Texas 77057

W. Benjamin Moreland	1220 Augusta Drive, Suite 600
Houston, Texas 77057

P. Robert Bartolo	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Cindy Christy	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Ari Q. Fitzgerald	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Robert E. Garrison II	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Dale N. Hatfield	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Lee W. Hogan	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Edward C. Hutcheson, Jr.	1220 Augusta Drive, Suite 600
Houston, Texas 77057

John P. Kelly	1220 Augusta Drive, Suite 600
Houston, Texas 77057

Robert F. McKenzie	1220 Augusta Drive, Suite 600
Houston, Texas 77057

The number of the directors of the Corporation shall be as specified in, or determined in the manner provided in the Bylaws. The Chairman of the Board shall initially be J. Landis Martin.

EIGHTH: In furtherance of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power from time to time to adopt, alter, amend, and repeal the Bylaws, subject to the rights of the Stockholders.

NINTH: Each person who is or was a Director or officer of the Corporation elected by the Board of Directors shall be indemnified by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of Directors and officers of the Corporation elected by the Board of Directors. Notwithstanding the foregoing, the Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Ninth. Any amendment or repeal of this Article Ninth shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

TENTH: A Director shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director’s duty of loyalty to the Corporation or its Stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the Director derived an improper personal benefit. Any amendment or repeal of this Article Tenth shall not adversely affect any right or protection of a Director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the DGCL shall be amended, to authorize corporate action further eliminating or limiting the liability of Directors, then a Director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

I, E. Blake Hawk, being the sole incorporator of the Corporation, hereby execute this Certificate of Incorporation and acknowledge and declare under the penalties of perjury that this statement is my act and deed, and the facts herein stated are true.

Dated: May 27, 2014.

/s/ E. Blake Hawk
E. Blake Hawk, Incorporator